Exhibit 99.1

AITX’s RAD Continues SLED Market Growth with Multiple ROSA Orders

RAD To Deploy ROSA Units in High-Traffic Urban Waterfront District

Detroit, Michigan, February 5, 2025 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), continues to expand its presence within the State, Local, and Education (SLED) market sector, securing new deployments of its autonomous security solutions. Organizations across these sectors are turning to RAD’s innovative technology to enhance public safety, reduce security costs, and provide proactive deterrence against crime. The Company has successfully placed RIO™ and ROSA™ devices in a range of environments, including municipal spaces, educational institutions, and high-traffic public districts, with additional deployments expected in the near future.

As part of its expanding footprint, RAD recently received an order for four ROSA units set to be deployed in a busy urban waterfront district in a major Midwestern city. These security devices will provide AI driven autonomous proactive deterrence in addition to incident detection, and continuous surveillance, deterrence in a high-traffic area frequented by residents, businesses, and visitors. The deployment reflects the growing demand among public sector organizations and improvement districts for AI-powered security solutions that enhance safety while optimizing operational efficiency.

Recent data indicates that local governments are prioritizing public safety and security in their budgets. In 2023, cities increased their spending by an average of 6.7% compared to 2022, with a significant portion allocated to public safety initiatives1. Looking ahead, experts anticipate that local governments will continue to elevate their investment in public safety technologies2. This trend includes the adoption of artificial intelligence and other emerging technologies aimed at enhancing security and efficiency.

“This latest order is another indicator that cities and counties are embracing autonomous security as a vital component of their safety strategies,” said Troy McCanna, Chief Security Officer of RAD. “The positive reception we’ve seen in cities across the country reinforces the effectiveness of our solutions and the growing demand for cost-effective, responsive security technology.”

Utilized by the popular solar-powered RIO trailers, these ROSA units will be mounted on existing light poles, utilizing a continuous 24/7 power source. This installation method ensures uninterrupted operation, making ROSA an ideal solution for urban districts requiring persistent security coverage without reliance on solar charging or a large footprint.

1 https://www.nlc.org/resource/city-fiscal-conditions-2024/

2 https://www.americancityandcounty.com/government-technology/in-2025-public-safety-technology-will-be-a-spending-priority-for-cities-and-counties/

“As communities continue evaluating innovative security solutions, many are also exploring RAD’s SARA™ (Speaking Autonomous Responsive Agent) technology,” concluded McCanna. “By incorporating SARA, the clients have the potential to further reduce costs while enhancing community engagement and overall security effectiveness.” With additional orders expected soon, RAD is positioning itself as the go-to provider for cities, counties and states looking to enhance safety while maintaining operational efficiency.

ROSA is a multiple award-winning, compact, self-contained security and communication device that can be installed and activated in about 15 minutes. Its AI-driven capabilities include human, firearm, and vehicle detection, license plate recognition, responsive digital signage, audio messaging, and seamless integration with RAD’s software suite for real-time notifications and autonomous intelligent responses. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry3 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

3 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz